EXHIBIT B-1

ADMINISTRATIVE SERVICES AGREEMENT

BETWEEN PNM RESOURCES, INC.

AND PNMR SERVICES COMPANY

           THIS ADMINISTRATIVE SERVICES AGREEMENT (hereinafter called the "Agreement") is effective as of January 1, 2005 by and between PNM Resources, Inc. (hereinafter called "PNM Resources") and PNMR Services Company (hereinafter called "PNMR Services").

RECITALS:

A.        PNM Resources is the parent of PNMR Services; and

B.        It is the mutual desire and intent of the parties that each render to the other certain services (hereinafter called "Services") under the terms and conditions stated herein.

         NOW THEREFORE, in consideration of the mutual covenants, conditions and terms set forth herein, PNM Resources and PNMR Services agree as follows:

1.        Term.  This Agreement shall be effective January 1, 2005 and continue thereafter until terminated as provided herein.

2.         Provision of Services by PNMR Services.  PNMR Services agrees to provide to PNM Resources those types of Services described in Appendix 1 attached to and made a part of this Agreement. PNM Resources shall specify agreed levels of service and performance metrics, which may be adjusted from time to time by mutual agreement of the parties.

3.         Right to Use Credit Cards under PNM Resources' Credit Card Program.  PNMR Services shall be entitled to the use of credit cards under PNM Resources credit card program as it may exist from time to time.  PNMR Services also may use the credit cards for the use of Public Service Company of New Mexico ("PNM") and Avistar, Inc. ("Avistar"), and PNMR Services shall reimburse PNM Resources for the charges incurred by PNMR Services, PNM and Avistar at the end of each calendar month.  PNMR Services' use of the credit cards shall be terminable by PNM Resources at will on thirty (30) days written notice to PNMR Services.

4.         Compensation for Services Provided by PNMR Services.  In accordance with Section 9 herein, PNM Resources agrees to pay PNMR Services on either a direct cost basis or an allocated cost basis for the Services provided to PNMR Services.  If an allocated cost basis is used, costs for the specific Service involved will be allocated in proportion to the benefits received by PNMR Services and the Cost Allocation Manual, which may exist from time to time and attached hereto as Appendix 2.

5.        Parties' Responsibilities Related to Services Provided. In connection with the Services provided, each party will:

(a)        coordinate with the other party on the level of Services to be provided and in sharing information on business changes affecting the level of Services to be provided;

(b)       measure and regularly report to the other party the Services provided, the level at which the Services are provided and the performance levels achieved;

(c)       participate in planning meetings with the other party and assist in the development of accurate demand forecasts;

(d)       provide timely notification of significant changes in the conduct of its business that will impact the specific workload of the party providing the Services;

(e)       provide timely feedback on performance to the party providing the Services so that improvements can be implemented as necessary; and

(f)        monitor internal demand for Services.

6.         Annual Review and Changes in Services. This Agreement will be reviewed jointly by the parties at least annually.  At any time, this Agreement or the Services provided hereunder may be modified by mutual agreement if the respective needs of PNMR Services and PNM Resources require changes in the Services or level of Services provided.  Both PNMR Services and PNM Resources may propose changes to Services provided to or by them.

7.         Statement of Account.  The party providing the Services shall provide the other party with a statement of account in a form mutually agreed to by the parties, on a calendar month basis for the Services provided.  Each statement of account shall be provided within forty-five (45) days following the end of each calendar month.  Statements of account shall be paid within thirty (30) days of receipt.  If the party to whom the Services are provided disputes a charge, then that party shall provide notice to the other party of the disputed charge within fifteen (15) days of receipt of the statement of account and the parties shall negotiate in good faith for a resolution of the disputed charge. All undisputed charges on the statement of account shall be paid within the time frame provided in this Section 8.

8.         Resolution of Issues.  PNMR Services and PNM Resources personnel will work together to obtain timely resolution of any problems arising under this Agreement.  In the event that any service level, cost allocation or similar issue relating to Services provided by either PNM Resources or PNMR Services cannot be resolved in a timely manner by PNMR Services and PNM Resources personnel, resolution of the issue shall be referred to the appropriate PNMR Services and PNM Resources managers.

9.         Compliance with Laws, Regulations and Policies. In the provision and pricing of Services, the parties will comply with applicable laws, regulations and policies.

10.       Confidentiality of Information.  The parties agree that all data and information that they receive from or are given access to by the other party pursuant to this Agreement is confidential, proprietary and may contain trade secrets.  The parties acknowledge and agree that all such data and information is and shall remain the property of the party from whom it is received or who provides access to it (hereinafter called the "Disclosing Party"). Further, in addition to the requirements of Section 11 herein, the parties agree to take reasonable precautions to maintain the confidentiality of all such data and information and to not disclose such data or information to any third party without the prior consent of the Disclosing Party, except as required by law. If a party is served with process of law, including but not limited to subpoenas requiring that party to produce, release or disclose any such data or information received hereunder or to which it was given access hereunder, such party shall immediately notify the Disclosing Party and allow the Disclosing Party, at its sole expense and cost, to challenge the process of law, including any subpoena.

11.       Audit of Records. At any time, but not later than two (2) years after a payment is made under this Agreement, either party may audit the statements of accounts and other substantiating documentation of the other party relating to such payment.  Each payment previously made shall be subject to a decrease to the extent that any amount is found not to have been properly payable or to an increase for any underpayments that are discovered.

12.       Termination.  This Agreement shall continue until terminated by mutual consent of the parties.

13.       Prohibition Against Assignment.  This Agreement is not assignable in whole or in part by either party without the written consent from the other party.

14.       Binding Effect.  This Agreement is binding upon PNMR Services, PNM Resources and their respective successors and assigns.

15.       Notices.  Any notice or approval required or permitted under this Agreement, whether delivered by hand, electronic facsimile or mail, shall be in writing and shall be sent to the following addresses or to any other address designated by prior written notice:

If to PNM Resources:

PNM Resources, Inc.
Alvarado Square, MS 2822
Albuquerque, NM  87158
Facsimile:  (505) 241-2896
Attention: Secretary

If to PNMR Services Company:

PNMR Services Company
Alvarado Square, MS 2822
Albuquerque, NM  87158
Facsimile:  (505) 241-2896
Attention:  Secretary

16.      Further Actions.  The parties agree to take such further actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed on behalf of PNM Resources and PNMR Services Company by their duly authorized representatives as of the date and year first above written.

PNM Resources, Inc.	PNMR Services Company
By: /s/ Alice A. Cobb	By: /s/ Terry Horn
Name: Alice A. Cobb Title: Senior Vice President People Services and Development	Name: Terry Horn Title: Vice President and Treasurer

APPENDIX 1

DESCRIPTION OF SERVICES

Description of Services

A general description of the Services that may be provided by PNMR Services to PNM Resources, which may be modified from time to time, is set forth below.

Accounting Services, including:

*    Managerial Accounting-Cost allocations and cash processing and reconciliation
General Accounting-Month end closing

*    Accounts Payable

*    Payroll

*    Fixed Assets-Construction clearings and depreciation

*    Procurement

Office Services (including services relating to the Governmental Affairs Building and the Downtown Parking Structure and Lots), including:

*         Building Maintenance

*         Office Services-Mail delivery and bill insertions

*         Graphics

*         Records Management -

*         Property Management

*         Parking in Parking Lot and Parking Structure

*         Space in the Governmental Affairs Building in Santa Fe, New Mexico

Human Resources, including:

*         Industrial Hygiene

*         Employee Benefits-Pension, post-retirement benefits and employee wellness

*         Personnel Staffing

*         Compensation

*         Training

Information Services, including:

*         Network Desktop Services

*         Telecommunications

*         Software Applications

Services provided by the Office of the Chairman, President and CEO Corporate-wide environmental affairs services General Counsel and Secretary services

Legal Services, including:

*         Management of outside counsel

*         Management of litigation and lawsuits

*         Legal advice/counsel on such matters as:
-          Human resource matters
-          Employee law matters
-          ERISA matters
-          Purchasing/Contract law issues

-          Environmental law issues
-          Intellectual Property law issues

Strategic planning services

Investor and Media Relations Services

Services provided by the holding company officers, e.g., Chief Financial Officer, Treasurer, etc., including:

*         Financial Management

*         Cash Management

*         Financial and Tax Compliance

*         Credit Management

*         Trust and Corporate Investments

*         Capital Management

*         Financial Accounting Reporting

*         Budgeting

*         Tax Planning and Strategy

*         Shareholder Records and Alliance

Corporate Governance Support, including Performance Stock Plan Administration, and Annual Meeting Board/Management Support

Governmental Affairs Services, including local, county, state, Native American and Federal governmental affairs

Financial Services, including:

*         Audit Services

*         Corporate Controller

*         Corporate Risk Management

*         Corporate Treasury

*         Corporate Insurance

Claims Services

Modeling and Forecasting Services

Corporate Strategy Services

Business Ethics Services

Communications Services

Community Affairs Services

Economic Development Services

Regulatory Affairs Services

Business Excellence Services

Organizational Development Services

APPENDIX 2

CAM METHODOLOGY

PNMR Services Company: Cost Allocation Methodology

      This document sets forth the methodologies used to assign or allocate the costs of services for subsidiaries and other costs centers that receive services from PNMR Services Company within the PNM Resources Inc. registered holding company system.

Cost Assignment and Allocation

PNMR Services Company costs shall be directly assigned, distributed or allocated to recipients in the manner described below:

1.   Costs accumulated in costs centers for services specifically performed for a single recipient shall be directly assigned or charged to such recipient.

2.   Costs accumulated in costs centers for services specifically performed for two or more recipients shall be distributed among and charged to such recipients using methods determined on a cost causation basis consistent with the nature of the work performed and based on one of the allocation methods described below.

3.   Costs accumulated in cost centers for services of a general nature, which is applicable to all recipients or to a class, or classes of recipients shall be allocated among or charged to such recipients by application of one or more of the allocation methods described below.

Financial Systems - Allocation code 911

  Item Description:  The expenses allocated using the Financial System allocator are primarily for processing general ledger transactions and for computer support to the system.

  Allocation Method:  Expenses are allocated based on the volume of transactions processed for the cost center as a percent of the total transactions processed for all of the Company's cost centers.

 Accounts Payable - Allocation code 912

  Item Description:  The expenses allocated using the Accounts Payable allocator are primarily for processing accounts payable and for computer support to the accounts payable system.

  Allocation Method:  Expenses are allocated based on the number of invoices processed for the cost center as a percent of the total number of invoices processed for all of the Company's cost centers.

Asset Management - Allocation code 914

  Item Description:  Costs allocated using the Asset management allocator are primarily for maintenance and reporting on the Company's fixed assets.

  Allocation Method:  Expenses are allocated based on the ratio of the total number of assets maintained for the cost center to the number of assets maintained for all of the Company's cost centers.

Customer Service - Allocation code 924

  Item Description:  The expenses allocated include server support for the customer billing system and the costs of printing reports and customer bills.

  Allocation Method:  Expenses are allocated based on the ratio of cost center customers to the total number of customers.

Information Systems - Allocation code 968

  Item Description:  The expenses allocated include information technology costs such as application support programming, management of software system projects, desktop computer support, and network support.

  Allocation Method:  The method used to derive this allocator is based on the number of network user ids of each cost center compared to the total number of user ids throughout all the Company's cost centers.

 Building Allocation - Allocation codes 977 and 980

  Item Description:  Expenses allocated using the Building Allocation allocator include labor, repairs and maintenance, lease costs and building depreciation.

  Allocation Method:  Costs are allocated based on the ratio of square footage occupied by each cost center compared to the square footage occupied by all of the Company's cost centers.

  Massachusetts Method - Allocation code 990

  Item Description:  Services provided to recipients that are allocated using the Massachusetts Method consist of the Chief Financial Officer's office, President's Office, and general administrative support.

  Allocation Method:  A common industry utilized allocation method that derives an allocation factor by giving an equal weighing to three factors: revenues, number of employees and assets.  In this application, the formula derives an allocation factor by giving an equal weight to the ratio of revenues, assets and number of personnel within the cost centers.

 Employee Count - Allocation code 995

  Item Description:  Expenses in this category include those costs incurred which benefit employees such as the servicing and administration of employee benefit plans of various types and payroll processing.

  Allocation Method:  These expenses are allocated based on the ratio of employees of the cost center to the total number of employees for all of the Company's cost centers.

100% Allocators to PNM's Cost centers - Allocation codes 920, 942, 943, 946, 947, & 948

  Item Description:  Expenses that fall under this category include, but are not limited to Workmen's' Compensation, Property Insurance and Legal services.

  Allocation Method:  The 100% allocator is used when expenses are specific to the individual cost centers.